Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus included in the Registration Statement (No. 333-) of Flex Fuels Energy, Inc. on Form SB-2 of our report dated May 9, 2007 included herein, for the period from November 26, 2006 (date of inception) to December 31, 2006, and to the reference to us under heading “Experts” in this Prospectus.

The following explanatory paragraph was included in our report dated May 9, 2007:  The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has no established or sufficient sources of revenue, and has incurred significant losses from its operations.  This raises substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Amper, Politziner & Mattia, P.C.

Edison, NJ

November 07, 2007